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                                  EXHIBIT 4(C)


                                TRUST AGREEMENT
                                       OF
                              COLONIAL CAPITAL II


                 TRUST AGREEMENT, dated as of February 14, 1997, between The Colonial BancGroup, Inc., a Delaware corporation, as "Depositor", and Wilmington Trust Company, as "Trustee". The Depositor and the Trustee hereby agree as follows:

                 1. The trust created hereby shall be known as Colonial Capital II (the "Trust"), in which name the Trustee, or the Depositor to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued.

                 2. The Depositor hereby assigns, transfers, conveys and sets over to the Trustee the sum of $10. The Trustee hereby acknowledges receipt of such amount in trust from the Depositor, which amount shall constitute the initial trust estate. The Trustee hereby declares that it will hold the trust estate in trust for the Depositor. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. Section 3801 et seq. (the "Business Trust Act"), and that this document constitutes the governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in accordance with the provisions of the Business Trust Act.

                 3. The Depositor and the Trustee will enter into an amended and restated Trust Agreement, satisfactory to each such party and having substantially the terms described in the Prospectus (as defined below), to provide for the contemplated operation of the Trust created hereby and the issuance of the Capital Securities and Common Securities referred to therein. Prior to the execution and delivery of such amended and restated Trust Agreement, the Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise.

                 4. The Depositor and the Trustee hereby authorize and direct the Depositor, as the sponsor of the Trust, (i) to prepare and distribute one or more prospectuses on behalf of the Trust, (the "Prospectus") including any necessary or desirable amendments thereto (including any exhibits contained therein or forming a part thereof), relating to the Capital Securities of the Trust
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and certain other securities; (ii) to file and execute on behalf of the Trust such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as the Depositor, on behalf of the Trust, may deem necessary or desirable to register the Capital Securities under, or obtain for the Capital Securities an exemption from, the securities or "Blue Sky" laws; and (iii) to execute on behalf of the Trust any and all documents, papers and instruments as may be desirable in connection with any of the foregoing. If any filing referred to in clauses
(i), (ii) and (iii) above is required by law or by the rules and regulations of applicable governmental agency, self-regulatory organization or other person or organization to be executed on behalf of the Trust by a Trustee, the Depositor and any trustee of the Trust appointed pursuant to Section 6 hereof are hereby authorized to join in any such filing and to execute on behalf of the Trust any and all of the foregoing.

                 5. This Trust Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                 6. The Trustee shall initially be the only trustee of the Trust. Thereafter, the Depositor may increase or decrease (but not below one) the number of trustees of the Trust by executing a written instrument fixing such number; provided, however, that so long as it is required by the Business Trust Act, one trustee of the Trust shall be either a natural person who is a resident of the State of Delaware or an entity other than a natural person that has its principal place of business in the State of Delaware and that, in either case, otherwise meets the requirements of applicable Delaware law. Subject to the foregoing, the Depositor is entitled to appoint or remove without cause any trustee at any time. The Trustee may resign upon thirty days' prior notice to the Depositor.

                 7. This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).
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                 IN WITNESS WHEREOF, the parties hereto have caused this Trust
Agreement to be duly executed as of the day and year first above written.


                                           THE COLONIAL BANCGROUP, INC.,
                                           as Depositor



                                           By:
                                              ---------------------------------
                                              Name:  W. Flake Oakley
                                              Title: Executive Vice
                                                     President and Chief
                                                     Financial Officer


                                           WILMINGTON TRUST COMPANY,
                                           as Trustee



                                           By:
                                              ---------------------------------
                                              Name:
                                              Title: